Exhibit 99.1

            Coors Reports 2003 Year-End and Fourth Quarter Results

    GOLDEN, Colo., Feb. 5 /PRNewswire-FirstCall/ -- Adolph Coors Company (NYSE: RKY) today announced higher consolidated net sales, net income and earnings per share for 2003, despite declining U.S. beer sales late in the year.
    For the 52-week fiscal year ended Dec. 28, 2003, the company achieved consolidated net sales of $4.0 billion, a 5.9 percent increase from 2002. Reported sales volume totaled 32,735,000 U.S. barrels, or 38,413,000 hectoliters (HLs), in 2003, a 2.8 percent increase from 2002. Consolidated 2003 net income was $174.7 million, or $4.77 per diluted share, up 8.0 percent from a year ago. Higher 2003 earnings were attributable primarily to a lower effective tax rate, solid beer pricing in the company's Americas business, higher Europe segment volume and margins, and favorable foreign currency exchange rates.
    Leo Kiely, CBC president and chief executive officer, said, "Overall, 2003 was a tough year for Coors Brewing Company. Our U.S. business suffered from weak industry demand, increased popularity of 'low-carbohydrate' beers, and product supply disruptions resulting from implementation of our new supply chain systems and processes late in the year. After a disappointing first half of the year, our U.K. business achieved solid earnings growth in the second half of the year, driven by strong volume and share performance from the Carling brand, improved pricing in both the on- and off-trade channels, favorable foreign exchange rates, and significant improvements in operations costs compared to the prior year."
    Kiely added, "During 2003, we also continued to make progress in key high-opportunity areas of our U.S. business, including young-adult and Hispanic marketing and the on-premise and convenience-store channels. In the U.K., we're pleased with the success of our Carling Extra Cold roll-out last year and the initial results of the recent Coors Fine Light launch. In addition, we achieved further cost reductions in key areas of our U.S. and U.K. operations, and we increased our efforts in the area of product innovation that we believe will renew category excitement and results for both our U.S. and U.K. brand portfolios.
    "Finally, we increased cash generation and made net principal payments on debt totaling $272 million, partially aided by some one-time factors, including lower cash taxes. Going forward, our focus will be on sustaining the progress that we made late last year in Europe and restoring volume growth in key markets in the Americas business."

    Consolidated 4th Quarter Results
    For the 13-week fourth quarter ended Dec. 28, 2003, the company reported net sales of $1.0 billion, up 4.3 percent from the fourth quarter of 2002. Fourth quarter 2003 sales volume decreased 1.7 percent from the fourth quarter 2002. Fourth quarter 2003 net income was $36.1 million, or $0.98 per diluted share, up 78.5 percent from a year ago.

    Americas Segment Results
    For the full year 2003, Americas segment net sales increased 0.4 percent from a year earlier. Americas sales volume and sales to retail for 2003 decreased 1.4 percent from the prior year. U.S. distributor sales to retail -- excluding sales to the Caribbean and Asia -- decreased 1.0 percent for the full year, compared to 2002. Pretax income for the full year 2003 increased 1.0 percent from 2002.
    In the fourth quarter 2003, net sales in the Americas segment decreased
0.8 percent from the fourth quarter a year ago. Fourth quarter sales volume for the segment was down 2.7 percent from a year earlier, while sales to retail were down approximately 2.6 percent. Excluding sales to the Caribbean and Asia, U.S. distributor sales to retail decreased 2.8 percent in the fourth quarter, compared to 2002. Pretax earnings were up 14.6 percent from a year earlier.
    The supply chain disruptions in the U.S. business resulted in approximately $8 million of additional costs in the fourth quarter, primarily in freight, labor and finished goods loss. The disruptions also had a negative impact on volume and earnings. While performance of the new supply-chain systems and processes has improved considerably since last fall, more work needs to be done to improve the reliability and efficiency of the systems in order to meet the demands of peak season. Although U.S. distributor inventories ended the year approximately 100,000 barrels above the prior year, the company's U.S. distributors continue to experience product stock-outs, particularly of lower-volume products. The company continues to focus on eliminating all product stock-outs, which currently remain above levels before the supply chain changeover.
    The company's business in Canada posted pretax earnings of $47.5 million for full year 2003, up 28.5 percent from 2002, and $12.6 million in fourth quarter 2003, up 38.5 percent from a year ago, driven by a 10.8 percent appreciation in the Canadian dollar vs. the U.S. dollar during the year, high-single-digit volume growth and improved beer pricing.

    Europe Segment Results
    Europe segment 2003 full-year comparisons with 2002 results are hard to make, since 2002 results exclude the first five weeks of the year. In addition, 2003 results benefited from an 8.4 percent appreciation in the British pound versus the U.S. dollar. Overall, the company's key brands in the U.K. -- especially Carling and Grolsch -- continued to grow volume and market share versus 2002.
    In the fourth quarter 2003, the Europe segment achieved a 10.9 percent increase in net sales from the fourth quarter of 2002. Sales volume increased
0.2 percent versus a year ago, driven by the Carling brand growing at a high-single-digit rate, largely offset by declines in other brands. Grolsch volume declined in the fourth quarter, driven by our renewed focus on off-trade margins, in contrast to aggressive discounting a year ago. Europe segment 2003 fourth quarter pretax income increased 60.7 percent from the prior year driven by operations cost savings, less off-trade discounting, appreciation of the British pound vs. the U.S. dollar, and lapping unusually high costs in the fourth quarter of 2002.

    Adolph Coors Company will conduct a conference call with financial analysts and investors at noon Eastern Time today to discuss the company's year-end and fourth quarter financial results. A live webcast of the conference call will be accessible via the company's website, www.coors.com , in the "Invest In Us" area of the site. An online replay of the conference call webcast will be available within two hours following the live webcast until 11:59 p.m. Eastern Time on March 5, 2004.

    (Summary of Operations Attached)

    Forward-Looking Statements
    This press release includes "forward-looking statements" within the meaning of the federal securities laws, commonly identified by such terms as "looking ahead," "anticipates," "estimates" and other terms with similar meaning. It also includes financial information, of which, as of the date of this press release, the Company's independent auditors have not completed their audit. Subsequent events may occur or additional information may arise that could have an effect on the final year-end financial information. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company's projections and expectations are disclosed in the Company's filings with the Securities and Exchange Commission. These factors include, among others, changes in consumer preferences and product trends; price discounting by major competitors; unanticipated expenses, margin impact and other factors resulting from the implementation of our new supply chain process; and increases in cost generally. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. We do not undertake to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.



                               ADOLPH COORS COMPANY
                       SUMMARY OF OPERATIONS - CONSOLIDATED
                          4th QUARTER AND FULL YEAR 2003
                                   (Unaudited)

                                 Thirteen Weeks Ended    Fifty-two Weeks Ended
                                 Dec. 28,    Dec. 29,    Dec. 28,     Dec. 29,
    (In thousands, except per      2003        2002        2003         2002
     share data)

    Barrels of beer and other
     beverages sold                 7,913       8,047      32,735      31,841

    Sales - domestic and
     international             $1,396,803  $1,326,944  $5,387,220  $4,956,947
    Beer excise taxes            (373,931)   (345,811) (1,387,107) (1,180,625)
    Net sales                   1,022,872     981,133   4,000,113   3,776,322

    Costs and expenses:
      Cost of goods sold         (686,206)   (656,072) (2,586,783) (2,414,530)
        Gross profit              336,666     325,061   1,413,330   1,361,792

      Marketing, general and
       administrative            (270,524)   (279,156) (1,105,959) (1,057,240)
      Special charges - net            --      (4,465)         --      (6,267)
    Operating income               66,142      41,440     307,371     298,285

      Other income - net            2,106       4,139       8,397       8,047
      Interest expense - net      (14,339)    (15,251)    (61,950)    (49,732)
    Earnings before income
     taxes                         53,909      30,328     253,818     256,600
    Income tax expense            (17,828)    (10,113)    (79,161)    (94,947)
    Net income                    $36,081     $20,215    $174,657    $161,653

    Net income per share
     (basic)                        $0.99       $0.56       $4.81       $4.47
    Net income per share
     (diluted)                      $0.98       $0.55       $4.77       $4.42

    Weighted average number of
     shares o/s (basic)            36,376      36,275      36,338      36,140
    Weighted average number of
     shares o/s (diluted)          36,726      36,774      36,596      36,566

    Cash dividends declared
     per share                     $0.205      $0.205      $0.820      $0.820


     Note: Results for the first 5 weeks of fiscal 2002 exclude Coors Brewers Limited (U.K.)



                               ADOLPH COORS COMPANY
                         SUMMARY OF OPERATIONS - AMERICAs
                          4th QUARTER AND FULL YEAR 2003
                                   (Unaudited)

                                  Thirteen Weeks Ended   Fifty-two Weeks Ended
                                    Dec. 28,  Dec. 29,    Dec. 28,    Dec. 29,
    (In thousands)                    2003      2002        2003        2002

    Barrels of beer and other
     beverages sold                   5,090     5,231      22,374      22,688

    Sales - domestic and
     international                 $641,144  $648,873  $2,813,866  $2,811,326
    Beer excise taxes               (90,781)  (93,940)   (404,271)   (410,477)
    Net sales                       550,363   554,933   2,409,595   2,400,849

    Costs and expenses:
      Cost of goods sold           (350,792) (356,875) (1,474,250) (1,481,630)
        Gross profit                199,571   198,058     935,345     919,219

      Marketing, general and
       administrative              (168,457) (168,791)   (717,622)   (701,454)
      Special charges - net              --    (4,465)         --      (3,625)
    Operating income                 31,114    24,802     217,723     214,140

      Other income - net                588     2,856       3,485       4,864
      Interest expense - net             --        --          --          --
    Earnings before income taxes    $31,702   $27,658    $221,208    $219,004



                               ADOLPH COORS COMPANY
                          SUMMARY OF OPERATIONS - EUROPE
                          4th QUARTER AND FULL YEAR 2003
                                   (Unaudited)

                                  Thirteen Weeks Ended   Fifty-two Weeks Ended
                                    Dec. 28,  Dec. 29,    Dec. 28,    Dec. 29,
    (In thousands)                    2003      2002        2003        2002

    Barrels of beer and other
     beverages sold                   2,823     2,816      10,361       9,153

    Sales - domestic and
     international                 $755,659  $678,071  $2,573,354  $2,145,621
    Beer excise taxes              (283,150) (251,871)   (982,836)   (770,148)
    Net sales                       472,509   426,200   1,590,518   1,375,473

    Costs and expenses:
      Cost of goods sold           (335,414) (299,197) (1,112,533)   (932,900)
        Gross profit                137,095   127,003     477,985     442,573

      Marketing, general and
       administrative               (93,987) (102,644)   (361,553)   (331,656)
      Special charges                    --        --          --          --
    Operating income                 43,108    24,359     116,432     110,917

      Other income - net              1,205     1,443       4,114       1,766
      Interest income - net           4,196     4,385      17,156      16,390
    Earnings before income taxes    $48,509   $30,187    $137,702    $129,073


     Note: Results for the first 5 weeks of fiscal 2002 exclude Coors Brewers Limited (U.K.)



                               ADOLPH COORS COMPANY
                        SUMMARY OF OPERATIONS - CORPORATE
                          4th QUARTER AND FULL YEAR 2003
                                   (Unaudited)

                                  Thirteen Weeks Ended   Fifty-two Weeks Ended
                                    Dec. 28,  Dec. 29,    Dec. 28,    Dec. 29,
    (In thousands)                    2003      2002        2003        2002

    Barrels of beer and other
     beverages sold                     --         --         --         --

    Sales - domestic and
     international                     $--        $--        $--        $--
    Beer excise taxes                   --         --         --         --
    Net sales                           --         --         --         --

    Costs and expenses:
      Cost of goods sold                --         --         --         --
        Gross profit                    --         --         --         --

      Marketing, general and
       administrative               (8,080)    (7,721)   (26,784)   (24,130)
      Special charges - net             --         --         --     (2,642)
    Operating loss                  (8,080)    (7,721)   (26,784)   (26,772)

      Other income (expense) - net     313       (160)       798      1,417
      Interest expense - net       (18,535)   (19,636)   (79,106)   (66,122)
    Loss before income taxes      $(26,302)  $(27,517) $(105,092)  $(91,477)



SOURCE  Adolph Coors Company
    -0-                             02/05/2004
    /CONTACT: media, Coors Corporate Communications, +1-303-277-2555, or investors, Dave Dunnewald, +1-303-279-6565, or Kevin Caulfield,
+1-303-277-6894, all of Adolph Coors Company/
    /Web site:  http://www.coors.com /
    (RKY)

CO:  Adolph Coors Company
ST:  Colorado
IN:  FOD REA
SU:  ERN CCA